Exhibit 10.1

FOSSIL, INC.

2010 CASH INCENTIVE PLAN

Purpose

The purpose of the Fossil, Inc. 2010 Cash Incentive Plan (the “Plan”) is to advance the interests of Fossil, Inc. (the “Company”) and its stockholders by (a) providing certain Employees of the Company and its Subsidiaries (as hereinafter defined) incentive compensation which is tied to the achievement of pre-established and objective performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and maintain Employees who have outstanding skills and abilities and who achieve superior performance, and (c) fostering accountability and teamwork throughout the Company.

The Plan is intended to provide Participants (as hereinafter defined) with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the treasury regulations promulgated thereunder.

Article I

Definitions

For the purposes of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Award” means a grant of Incentive Compensation that may be paid to an Eligible Employee upon the satisfaction of specified Performance Goal(s) for a particular Performance Period; such Performance Period may be a period of less than a Fiscal Year (e.g., six months, a “Short-Term Award”), a period equal to a Fiscal Year (an “Annual Award”), or a period in excess of a Fiscal Year (e.g., three Fiscal Years, a “Long-Term Award”).

“Base Pay” means a Participant’s base salary at the end of the applicable Performance Period, according to the books and records of the Company, excluding overtime, commissions, bonuses, disability pay, any Incentive Compensation paid to the Participant, or any other payment in the nature of a bonus or compensation paid under any other employee plan, contract, agreement, or program.

“Board” means the Board of Directors of the Company.

“Business Unit” means any segment or operating or administrative unit, including geographical unit, of the Company identified by the Committee as a separate business unit, or a Subsidiary identified by the Committee as a separate business unit.

“Business Unit Performance Goals” means the Performance Goals established for each Business Unit in accordance with Sections 4.1 and 4.2 below for any Performance Period.

“Chief Executive Officer” or “CEO” means the chief executive officer of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, which shall consist of two or more “outside directors” within the meaning of Section 162(m) of the Code.

“Company” means Fossil, Inc., a Delaware corporation.

“Company Performance Goals” means the Performance Goals established for the Company in accordance with Sections 4.1 and 4.3 below for any Performance Period.

“Covered Employee” shall have the same meaning as the term “covered employee” (or its counterpart, as such term may be changed from time to time) contained in the treasury regulations promulgated under Section 162(m) of the Code, or their respective successor provision or provisions, provided that only an Employee for whom the limitation on deductibility for compensation pursuant to Section 162(m) of the Code is applicable shall be considered a “Covered Employee” for purposes of this Plan.

“EBITDA” means, for the Company or any Subsidiary, the net earnings of that entity before deductions by the entity for interest, income taxes, depreciation and amortization expenses.

“Eligible Employee” shall mean any Employee of the Company or any Subsidiary.

“Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

“Fiscal Year” means the fiscal year of the Company, with the first fiscal year of the Plan beginning on January 3, 2010 and ending on January 1, 2011.

“Incentive Compensation” means the compensation approved by the Committee to be paid to a Participant for any Performance Period under the Plan.

“Maximum Achievement” means, for a Participant for any Performance Period, the maximum level of achievement of a set of Performance Goals required for Incentive Compensation to be paid which shall be a specified percentage of the Participant’s Base Pay with respect to such set of Performance Goals, determined by the Committee in accordance with Section 4.1 below.

“Operating Income” means the Company’s gross sales, less the cost of sales (e.g., product costs, markdowns, discounts, returns, shipping, royalties, etc.), less operating expenses (e.g., advertising, payroll, travel, entertainment, supplies, etc.), as such terms are understood under generally accepted accounting principles.

“Participant” means an Employee of the Company or a Subsidiary who satisfies the eligibility requirements of Article III of the Plan and who is selected by the Committee to participate in the Plan for any Performance Period.

“Performance Goals” means the Company Performance Goals and Business Unit Performance Goals established by the Committee for the Company and each Business Unit for any Performance Period, as provided in Sections 4.1, 4.2 and 4.3 below.

“Performance Period” means the period selected by the Committee for the payment of Incentive Compensation. Unless the Committee, in its discretion, specifies other Performance Periods for the payment of Incentive Compensation hereunder, the Performance Period shall be a Fiscal Year.

“Plan” means the Fossil, Inc. 2010 Cash Incentive Plan, as it may be amended from time to time.

“Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships, or limited liability company.

“Target Achievement” means, for a Participant for any Performance Period, the level or range of achievement of a set of Performance Goals required for Incentive Compensation to be paid which shall be a specified percentage of the Participant’s Base Pay with respect to such set of Performance Goals, determined by the Committee in accordance with Section 4.1 below.

“Threshold Achievement” means, for a Participant for any Performance Period, the minimum level of achievement of a set of Performance Goals required for any Incentive Compensation to be paid which shall be a specified percentage of the Participant’s Base Pay with respect to such set of Performance Goals, as determined by the Committee in accordance with Section 4.1 below.

Article II

Administration

2.1 Committee’s Authority. Subject to the terms of this Article II, the Plan shall be administered by the Committee. For each Performance Period, the Committee shall have full authority to (i) designate the Eligible Employees who shall participate in the Plan; (ii) establish the Performance Goals and achievement levels for each Participant pursuant to Article IV hereof; and (iii) establish and certify the achievement of the Performance Goals. The Committee may delegate its authority and responsibilities to the CEO; however, with respect to participation in the Plan by a Covered Employee, notwithstanding any provision of the Plan to the contrary, any decision concerning the awarding of Incentive Compensation hereunder (including, without limitation, establishment of Performance Goals, Threshold Achievement, Target Achievement, Maximum Achievement, and any other information necessary to calculate Incentive Compensation for such Covered Employee for such Performance Period) shall not be made by the CEO and shall be made exclusively by the members of the Committee who are at that time “outside” directors, as that term is used in Section 162(m) of the Code and the treasury regulations promulgated thereunder.

2.2 Committee Action. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

2.3 Committee’s Powers. The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible. Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under this Plan, including, but not limited to, all issues with respect to eligibility. The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan including, but not limited to, the power to:

(a)	designate the Eligible Employees who shall participate in the Plan;

(b) maintain complete and accurate records of all plan transactions and other data in the manner necessary for proper administration of the Plan;

(c) adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances;

(d) enforce the terms of the Plan and the rules and regulations it adopts;

(e) review claims and render decisions on claims for benefits under the Plan;

(f) furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;

(g) employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder; and

(h) perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.

Article III

Eligibility

For each Performance Period, the Committee shall select the particular Eligible Employees to whom Incentive Compensation may be awarded for such Performance Period; with respect to Covered Employees, such determination shall be made within the first ninety (90) days of such Performance Period (and in the case of a Performance Period that is less than twelve (12) months, such determination shall be made no later than the date 25% of the Performance Period has elapsed). To the extent permitted by the Committee, Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary. Senior management of each Business Unit shall recommend to the Committee within not more than ninety (90) days after the beginning of a Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date 25% of the Performance Period has elapsed) those Employees of such Business Unit to be eligible to participate in the Plan for such Performance Period; the Committee shall consider, but shall not be bound by, such recommendations. Notwithstanding any provision in this Plan to the contrary, the Committee may grant one or more Awards to an Eligible Employee at any time, and from time to time, and the Committee shall have the discretion to determine whether any such Award shall be a Short-Term Award, an Annual Award or a Long-Term Award.

Article IV

Determination of Goals and Incentive Compensation

4.1 Establishment of Business Unit and Company Performance Goals. No later than the ninetieth (90th) day of the Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date 25% of the Performance Period has elapsed), the Committee shall approve and deliver to the Chief Executive Officer of the Company a written report setting forth: (i) the Business Unit Performance Goals for the Performance Period, (ii) Company Performance Goals for the Performance Period, (iii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for Business Unit Performance Goals and Company Performance Goals for the Performance Period, (iv) with respect to each Participant, Incentive Compensation as a percentage of Base Pay for achievement of Threshold Achievement, Target Achievement, and Maximum Achievement levels and the relative weighting of each Performance Goal in determining the Participant’s Incentive Compensation, and (v) a schedule setting forth payout opportunity as a percentage of Base Pay for Threshold Achievement, Target Achievement, and Maximum Achievement levels. The Committee may delegate to the CEO to establish and report to the Committee for each Participant the determinations under items (i) through (v) above. The Committee shall consider, but shall not be bound by, the recommendations and determinations of the CEO with respect to such items.

4.2 Categories of Business Unit Performance Goals. The Business Unit Performance Goals established by the Committee for any Performance Period may differ among Participants and Business Units. For each Business Unit, the Business Unit Performance Goals shall be based on the performance of the Business Unit. Performance criteria for a Business Unit shall be related to the achievement of financial and operating objectives of the Business Unit, which, where applicable, shall be within the meaning of Section 162(m) of the Code, and consist of one or more or any combination of the following criteria: (a) Operating Income; (b) operating profit; (c) net profit; (d) net earnings (e) net sales or changes in net sales; (f) EBITDA or other measures of cash flow; (g) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (h) earnings growth; (i) return on net assets, return on invested capital, or other return measures, including return or net return on working assets, equity, capital or net sales; (j) pre-tax profits; (k) operating margins; (l) growth in operating earnings or growth in earnings per share; (m) value of assets; (n) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (o) aggregate product price and other product measures; (p) expense or cost levels; (q) reduction of losses, loss ratios or expense ratios; (r) reduction in fixed assets; (s) operating cost management; (t) management of capital structure; (u) debt reduction; (v) productivity improvements; (w) inventory and/or receivables control; (x) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (y) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (z) employee diversity goals; (aa) employee turnover; (bb) specified objective social goals; (cc) safety record; (dd) store sales or productivity; or (ee) other objectively measurable factors directly tied to the performance of the Business Unit.

4.3 Company Performance Goals. The Company Performance Goals established by the Committee for any Performance Period shall relate to the achievement of predetermined financial and operating objectives for the Company and its Subsidiaries on a consolidated basis, which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the factors set forth in Section 4.2 above, as applied to the Company and its Subsidiaries on a consolidated basis. The Company Performance Goals may be established either on an absolute or on a per share basis reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including cash dividends. The Company Performance Goals may also be established on a relative basis as compared to the performance of a published or special index deemed applicable by the Committee or a group of companies deemed by the Committee to be comparable to the Company.

4.4 Certification. Within seventy-five (75) days after the end of each Performance Period, the senior management of the Company and each Business Unit shall report to the Committee the extent to which Company and Business Unit Performance Goals were achieved for the Performance Period. As soon as practicable following the finalization of the Company’s financial statements or receipt of the Independent Auditor’s Report on the Company’s financial statements for a Performance Period consisting of one or more Fiscal Year’s covered by the financial statements or other accounting finalizing of the Company’s financial results for any Performance Period and receipt of the report of the Company and Business Unit senior management, the Committee shall certify in writing and, where applicable, in compliance with the requirements of Treasury Regulation 1.162-27 (and successor regulations thereto) in the case of any Award intended to qualify under Section 162(m) of the Code: (i) the extent to which the Company achieved its Company Performance Goals for the Performance Period, (ii) the extent to which each Business Unit achieved its Business Unit Performance Goals for the Performance Period, (iii) the calculation of the Participants’ Incentive Compensation, and (iv) the determination by the Committee of the amount of Incentive Compensation, if any, to be paid to each Participant for the Performance Period. In determining whether Performance Goals have been achieved and Incentive Compensation is payable for a given Performance Period, generally accepted accounting principles to the extent applicable to the Performance Goal shall be applied on a basis consistent with prior periods, and such determinations shall be based on the calculations made by the Company and binding on each Participant. After the certification described in this Section the Committee may, in its sole and absolute discretion, decrease the Incentive Compensation to be paid to one or more Participants for such Performance Period.

4.5 Earned Award Based on Level of Achievement. If Threshold Achievement is attained with respect to a Performance Goal, then the Incentive Compensation that may be paid to such Participant with respect to such Performance Goal shall be based on a specified percentage of Base Pay and the Committee’s predetermined schedule (which may allow for interpolation between achievement levels) setting forth the earned award as a percentage of Base Pay; provided that, as described in Section 4.4, the Committee may decrease (but never increase) the Incentive Compensation to be paid to one or more Participants for such Performance Period.

4.6 Limitation on Total Incentive Compensation. Notwithstanding any provision to the contrary contained herein, the maximum Incentive Compensation payable to any Covered Employee with respect to any single Award shall not exceed $1,750,000.

Article V

Payment of Incentive Compensation

5.1 Form and Time of Payment. Subject to the provisions of Sections 5.2 and 5.3 below and except as otherwise provided herein, a Participant’s Incentive Compensation for each Performance Period shall be paid as soon as practicable after the results for such Performance Period have been finalized, but in no event later than the date that is 2  1/2 months immediately following the close of Fiscal Year in which such Performance Period ended. The payment shall be in the form of a cash lump sum.

5.2 Forfeiture Upon Termination Prior to Date of Payment. If a Participant’s employment with the Company and all of its Subsidiaries is terminated voluntarily by the Participant or is terminated by his or her employer for any reason during a Performance Period or after a Performance Period but prior to the date of actual payment in accordance with Section 5.1 above, then such Participant will immediately forfeit any right to receive any Incentive Compensation hereunder for such Performance Period.

5.3 Pro Rata Payment for New Hires; Promotions. Any individual who is newly-hired or becomes an Eligible Employee during a Performance Period and who is selected by the Committee to participate in the Plan shall be eligible to receive a pro rata portion of the Incentive Compensation to which he or she could have been entitled if he or she had been employed for the full Performance Period, based on the number of full months during the Performance Period during which he or she is a Participant in the Plan and calculated on the basis of his or her Base Pay received for the Performance Period. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 5.1 hereof.

In the case of a promotion or transfer from a position where an individual was already a Participant for Incentive Compensation for a Performance Period to a position where the Participant is eligible for a higher or lower maximum amount of Incentive Compensation, the Participant shall complete his or her participation in the prior position until the end of the complete month containing his or her date of promotion or transfer, prior to participating in the Performance Period for the transferred or promoted position. The overall Incentive Compensation will be pro rated for both Performance Periods. In calculating the pro rated amount, (i) the prior Performance Period will be prorated using the Participant’s Base Pay immediately prior to the date of promotion or transfer, and (ii) the subsequent Performance Period will be pro rated using the Participant’s Base Pay at the end of the Performance Period. If a Participant is transferred to a lateral position (i.e., the same job grade or level), then the Incentive Compensation will not be pro rated based on the lateral change in position.

Participants who are eligible for participation at the beginning of a Performance Period, but who subsequently become ineligible to participate during the Performance Period will receive a pro rated portion of the Incentive Compensation based on the number of full months completed during such Performance Period.

Article VI

Miscellaneous Provisions

6.1 Non-Assignability. A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void.

6.2 No Right To Continue In Employment. Nothing in the Plan confers upon any Employee the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Company and its Subsidiaries to discharge any Employee at any time (subject to any contract rights of such Employee).

6.3 Indemnification Of Committee. No member of the Committee nor any officer or employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee, and each officer or Employee of the Company acting with it or on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

6.4 No Plan Funding. The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. No Participant, beneficiary, or other person shall have any interest in any particular assets of the Company by reason of the right to receive Incentive Compensation under the Plan. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Company.

6.5 Governing Law. This Plan shall be construed in accordance with the laws of the State of Delaware and the rights and obligations created hereby shall be governed by the laws of the State of Delaware.

6.6 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.

6.7 Construction of Plan. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

6.8 Integrated Plan. This Plan constitutes the final and complete expression of agreement with respect to the subject matter hereof.

6.9 Tax Requirements. The Company (and, where applicable, its Subsidiaries) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Incentive Compensation to a Participant.

6.10 Reorganization, Merger or Consolidation. In the event of a merger, consolidation, sale of assets, reorganization or other business combination in which the Company is not the surviving or continuing corporation, or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property (other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger), the Committee shall adjust the Performance Goals and achievement levels so that the Incentive Compensation amounts to which a Participant is entitled are not adversely affected by such events.

Article VII

Amendment or Discontinuance

The Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided that any amendment that modifies any preestablished Performance Goal for a Participant who is a Covered Employee (or his successor(s), as may be applicable) under this Plan with respect to any particular Performance Period may only be effected on or prior to that date which is ninety (90) days following the commencement of such Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date 25% of the Performance Period has elapsed). In addition, the Board shall have the power to discontinue the Plan in whole or in part and amend the Plan in any manner advisable in order for Incentive Compensation granted under the Plan to qualify as “performance-based” compensation under Section 162(m) of the Code (including amendments as a result of changes to Section 162(m) or the regulations thereunder to permit greater flexibility with respect to Incentive Compensation granted under the Plan).

Article VIII

Effect of the Plan

Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted Incentive Compensation or any other rights. In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

Article IX

Term

The effective date of this Plan shall be as of January 3, 2010, subject to stockholder approval. The material terms of this Plan shall be disclosed to the stockholders of the Company for approval in accordance with Section 162(m) of the Code. This Plan and any benefits granted hereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders of the Company, and no award or payment of Incentive Compensation under this Plan to any Covered Employee shall be made unless such stockholder approval is obtained. This Plan shall remain in effect until it is terminated by the Committee or the Board.

* * * * * * * * *

IN WITNESS WHEREOF, this Plan has been adopted this 24th day of March, 2010, effective January 3, 2010.

FOSSIL, INC.

By:	/s/ Kosta N. Kartsotis
Name:	Kosta N. Kartsotis
Title:	CEO